Exhibit 99.1

Arrow Electronics Announces Additional $200 Million Share Repurchase Program

ENGLEWOOD, Colo.--(BUSINESS WIRE)--June 1, 2012--Arrow Electronics, Inc. (NYSE:ARW) announced today the approval by the company’s Board of Directors of the repurchase of an additional $200 million of common stock through a share repurchase program. The company has spent approximately $700 million on share repurchases since 2006.

This action will permit the company to continue repurchasing shares of its common stock as market and business conditions warrant. The program can be terminated at any time. The company may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A Rule 10b5-1 plan would generally permit the company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 120,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 390 locations in 53 countries.

CONTACT:
Arrow Electronics, Inc.
Greer Aviv, 303-824-3765
Senior Manager, Investor Relations
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
John Hourigan, 303-824-4586
Director, Corporate Communications